EXHIBIT 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference into this Registration Statement on Form S-8 (the “Registration Statement”) of references to our firm and information contained in our third party letter report dated February 22, 2019 on the proved reserves of Newfield Exploration Company (the “Letter Report”), in the context in which they appear, appearing in the Current Report on Form 8-K of Encana Corporation filed with the U.S. Securities and Exchange Commission on February 28, 2019 (the “Form 8-K”) as well as in the notes to the consolidated financial statements of Newfield Exploration Company incorporated therein. We further consent to the incorporation by reference in this Registration Statement of our Letter Report included as Exhibit 99.5 to the Form 8-K.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Denver, Colorado

May 6, 2019